EXHIBIT 10.11

AMENDMENT NO. 2 TO LEASE AGREEMENT

This Amendment No. 2 to Lease Agreement (the “Amendment”) is made and entered into as of the 22nd day of March, 2016 (the “Effective Date”) by and between American Power Group Corporation (f/k/a GreenMan Technologies, Inc.) as successor Lessee (the “Lessee”) to GreenMan Technologies of Georgia, Inc., a Georgia corporation, pursuant to a certain Assignment of Lease and Subleases dated August 28, 2006, and Mart Management, Inc., a New Hampshire corporation (the “Landlord”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Original Lease (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Lease Agreement entered into between Lessee and WTN Realty Trust, William T. Novelline, Trustee, dated March 29, 2001, as assigned to Mart Management, Inc. by that certain Assignment of Lease, dated December 3, 2002 (as assigned and as amended, including Amendment No. 1 thereto, dated as of February 28, 2006, the “Original Lease”), Landlord leased and demised to Lessee, and Lessee rented, leased and accepted from Landlord the building, fixtures and land located at 138 Sherrell Avenue, Jackson, Butts County, Georgia 30233 (the “Premises”), subject to and in accordance with the terms and provisions of the Original Lease; and

WHEREAS, the Lessee and the Landlord desire to further amend the terms of the Original Lease as further provided herein.

NOW, THEREFORE, for the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lessee and the Landlord mutually covenant and agree that the Original Lease shall be amended as follows:

1.    Rent.     Section Three of the Original Lease is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

“LESSEE shall pay to LESSOR rent as follows:

Lessee shall pay Lessor for the use and occupancy of the demised premises, at the annual rental rate of $211,700.00 for the period beginning on April 1, 2001 and ending on March 31, 2016, after which period, the annual rental rate shall be $181,700 for the period beginning April 1, 2016 and through the duration of the term. The annual rent shall be payable in twelve equal monthly installments in advance on the first day of each month for that month’s rental. In addition, in the event that Lessee terminates this lease agreement pursuant to Section Two hereof, Lessee agrees that it shall continue to pay rent, at the appropriate rate specified in the first sentence of this paragraph, until the earlier to occur of (1) the sale by the Lessor of the demised premises; (2) the date on which Lessor begins leasing the demised premises to a new tenant; or (3) thirty-six (36) months from the date the Lessee notifies the Lessor it is terminating the lease, provided that, within such thirty-six (36) month period, Lessee has vacated the property in a city compliant manner pursuant to the terms of the Original Lease.”

3.    -Miscellaneous.

a.    The obligations of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and lawful assigns.

b.    This Amendment contains the entire agreement of the parties relating to the amendment of the Original Lease and the obligations of the parties in connection therewith.

c.    This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

4.    Original Lease. The Original Lease shall remain in full force and effect as amended hereinabove.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the Effective Date.

LESSEE:
AMERICAN POWER GROUP CORPORATION

By: /s/ Charles E. Coppa
Name: Charles E. Coppa
Title: Chief Financial Officer

LESSOR:
MART MANAGEMENT, INC.

By: /s/Art McLean
Name: Art McLean
Title: President